Exhibit 99.1

Royal Gold Raises Dividend 18% to $0.26 Per Share

          DENVER, Nov. 8 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; TSX: RGL) today announced that its Board of Directors increased the Company’s annual dividend from $0.22 to $0.26, payable on a quarterly basis of $0.065 per share of common stock.  The newly declared dividend is 18% higher than the dividend paid in calendar year 2006.  Royal Gold has steadily increased its annual dividend since it first issued a $0.05 annual payment for calendar year 2000.

          The Board also declared the dividend of $0.065 per share will be payable on January 19, 2007, to shareholders of record at the close of business on January 5, 2007.

          Tony Jensen, President and CEO, said, “We are pleased to raise our shareholder dividend for the 6th year in a row.  This increase reflects the Company’s strong financial position and the Board’s confidence in the future growth of the Company.”

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

SOURCE  Royal Gold, Inc.
          -0-                                        11/08/2006
          /CONTACT:  Karen Gross, Vice President & Corporate Secretary of Royal Gold, Inc., +1-303-573-1660/
          /Web site:  http://www.royalgold.com /
          (RGLD RGL.)